Filed pursuant to Rule 433

January 8, 2020

Pricing Term Sheet

Relating to

Preliminary Prospectus Supplement dated January 6, 2020 to

Registration Statement No. 333-224961

STATE OF ISRAEL

2.500% Bonds due 2030

3.375% Bonds due 2050

Issuer:	State of Israel
Securities Offered:	2.500% Bonds due 2030 (the “2030 Bonds”) 3.375% Bonds due 2050 (the “2050 Bonds”)
Principal Amount:	US$1,000,000,000 of the 2030 Bonds US$2,000,000,000 of the 2050 Bonds
Maturity Date:	January 15, 2030 for the 2030 Bonds January 15, 2050 for the 2050 Bonds
Trade Date:	January 8, 2020
Original Issue Date (Settlement):	Expected January 15, 2020 (T+5)[1] through the book-entry facility of The Depository Trust Company
Issue Price (Price to Public):	99.561% for the 2030 Bonds 97.526% for the 2050 Bonds
Net Proceeds to Issuer (before expenses):	US$994,360,000 (99.436%) for the 2030 Bonds US$1,945,520,000 (97.276%) for the 2050 Bonds
Coupon:	2.500% for the 2030 Bonds 3.375% for the 2050 Bonds
Yield to Maturity:	2.550% for 2030 Bonds 3.509% for 2050 Bonds
Benchmark Treasury:	1.750% due November 15, 2029, for the 2030 Bonds 2.250% due August 15, 2049, for the 2050 Bonds
Benchmark Treasury Price and Yield:	98-29+; 1.870% for the 2030 Bonds 97-22; 2.359% for the 2050 Bonds
Spread to Benchmark Treasury:	68 basis points (0.680%) for the 2030 Bonds 115 basis points (1.150%) for the 2050 Bonds
Interest Payment Period:	Semi-annually
Interest Payment Dates:	Each January 15 and July 15, commencing July 15, 2020 for the 2030 Bonds Each January 15 and July 15, commencing July 15, 2020 for the 2050 Bonds
Denominations:	US$200,000 and multiples of US$1,000 above that amount
Business Day:	New York
CUSIP:	46513J XM8 for the 2030 Bonds 46513J XN6 for the 2050 Bonds
ISIN:	US46513JXM88 for the 2030 Bonds US46513JXN61 for the 2050 Bonds
Joint Bookrunners:	BofA Securities, Inc. (33 ⅓%); Citigroup Global Markets Inc. (33 ⅓%); Goldman Sachs & Co. LLC (33 ⅓%)
Issuer Ratings:	A1 (positive) / AA- (stable) / A+ (stable)* (Moody’s) / (Standard & Poor’s) / (Fitch)
Expected Issue Ratings:	A1 / AA- / A+* (Moody’s) / (Standard & Poor’s) / (Fitch)

*Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each rating should be evaluated independently of each other rating.

This pricing term sheet relates only to the securities described above and should be read in conjunction with the Preliminary Prospectus Supplement, dated January 6, 2020 (the “Preliminary Prospectus Supplement”), and the accompanying Base Prospectus, dated June 1, 2018 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”). The information in this pricing term sheet supplements and supersedes the information in the Prospectus to the extent it is inconsistent with the information contained therein.

The Preliminary Prospectus Supplement and accompanying Base Prospectus are available under the following link:

https://www.sec.gov/Archives/edgar/data/52749/000110465920001442/tv534841-424b5.htm

1 Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of bonds who wish to trade bonds on the date of pricing or the next succeeding business day should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Goldman Sachs & Co. LLC toll-free at 1-866-471-2526.

Manufacturer target market (MIFID II product governance) is eligible counterparties, professional clients and retail clients (all distribution channels).